EXECUTIVE EMPLOYMENT AGREEMENT



         EXECUTIVE EMPLOYMENT AGREEMENT, effective as of March 23, 2005 by and between AMERICAN SKIING COMPANY, a Delaware corporation (the "Company"), and William J. Fair (the "Executive").

         WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed, on the terms and subject to the terms and conditions set forth in this agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:

         1. Employment: Term. The Company hereby agrees to continue to employ the Executive, and the Executive agrees to continue to be so employed by the Company, upon the terms and subject to the conditions set forth herein, commencing as of September 1, 2003 (the "Commencement Date") and ending on August 31, 2006 (the "Initial Term"); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice (a "Non-Renewal Notice") to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the "Term"). Notwithstanding the foregoing, this Agreement may be terminated prior to the expiration of the Term in accordance with Section 4 of this Agreement.

         2.    Position: Conduct.

               (a) During the Term, the Executive shall hold the title and office of, and serve as the Chief Executive Officer of the Company. The Executive shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity, and shall perform such other specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as the Board of Directors of the Company (the "Board") shall reasonably request. The Executive shall report solely to the Board. During the Term, the Company shall provide the Executive with executive office space and administrative and secretarial assistance and other support services consistent with his position and past practice.

               (b) During the Term, the Executive agrees to devote his full business time and best efforts and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the approval of the Board, as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or, individually or collectively interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement. Notwithstanding the foregoing and except as expressly provided herein, during the Term, the Executive may not accept employment with any other individual or entity, or engage in any other venture which is directly in conflict or competition with the business of the Company. The Executive will promptly disclose to the Board any membership on any board of or any investment in any recreation related industry, service or product or any real estate within five (5) miles of any property of the Company or any of its affiliates.

               (c) The Executive's office and primary place of rendering his services under this Agreement shall be at the Company's headquarters. The Executive shall not be required to relocate under this Agreement, but shall be required to undertake reasonable and customary business travel.

         3.    Salary: Additional Consideration: Perquisites and Benefits.

               (a) Salary. During the Term, the Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of not less than $400,000. Subject to annual review, such Base Salary may be increased from time to time but in no event shall be decreased from the highest Base Salary received by the Executive during the Term without the prior consent of the Executive. Base Salary shall be paid in periodic installments in accordance with the Company's standard practice, but not less frequently than semi-monthly.

               (b) Bonus.

                   (i) For each fiscal year (August 1st through July 31st) during the Term, the Executive shall be eligible to participate in the Company's bonus plan ("Bonus Plan") and to receive a bonus from the Company (the "Annual Bonus") pursuant to and in accordance with the terms of the Bonus Plan as in effect from time to time and as determined by the Compensation Committee of the Board. The Executive's target Annual Bonus under the Bonus Plan shall not be less than one hundred percent (100%) of the Executive's Base Salary.

                   (ii) In addition, within five (5) business days following the Executive's execution of this Agreement, the Company shall pay to the Executive a one-time renewal bonus equal to the product of (A) $900.00 and (B) the number of full months between October, 2002 and the date hereof.

               (c) Employee Benefits.

                   During the Term, the Executive shall participate in all plans now existing or hereafter adopted by the Company for its management employees or the general benefit of its employees, such as profit-sharing, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers.

               (d) Incentives. The Executive shall be eligible for participation in the Company's Phantom Equity Plan, as amended from time to time by the Compensation Committee of the Board and as approved by the Board and currently in effect (the "Equity Plan") at a participation percentage equal to twenty-five percent (25%) of the Total Plan Pool (as defined in the Equity Plan). The terms of such participation shall be governed by the Equity Plan and an award agreement entered into by and between the Executive and the Company.

               (e) Expenses. The Company shall reimburse the Executive, in accordance with its standard policies from time to time as in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement. The Company will also reimburse the Executive for vehicle leasing and operating costs not to exceed $900 per month.

               (f) Vacation. The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time as in effect for senior executives, which in any event shall not be less than a total of four (4) weeks per calendar year.

               (g) Indemnification. To the fullest extent permitted by applicable law, the Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlements, and other reasonable expenses (including, without limitation, reasonable attorney's fees and disbursements) actually incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) relating to or in connection with any action or omission in his capacity as a director, officer or employee of the Company except any action which would otherwise constitute "Cause" (as such term is defined in Section 4(b)(ii) or 4(b)(iii) of this Agreement). The Company shall use reasonable best efforts to maintain Directors and Officers Insurance in accordance with past practices. Indemnification under this Section 3(g) shall be in addition to, and not in lieu of, any other indemnification by the Company of it's officers and directors.

         4.    Termination and Severance.

               (a) Death or Disability. The Term shall terminate immediately upon the Executive's death or, upon thirty (30) days prior written notice by the Company, in the case of a determination of the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician reasonably satisfactory to both the Executive and the Company and paid for by the Company whose decision shall be final and binding on the Executive and the Company; provided that if the parties cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by the Executive and the Company and whose determination of Disability shall be binding on the Executive and the Company.

         If the Term is terminated upon the Executive's death or Disability, the Company shall pay to the Executive's estate or the Executive, as the case may be, a lump sum payment equal to one times the sum of (i) the Executive's annual Base Salary as in effect on the date of such termination and (ii) any accrued but unpaid vacation through the date of such termination. In addition to the foregoing, the Executive shall be entitled to receive a pro rata portion of the Executive's Annual Bonus with respect to the fiscal year in which the termination occurred, which pro rata Annual Bonus shall be paid at the same time bonuses are normally paid to senior management of the Company pursuant to the Bonus Plan. The Company may, at its election, satisfy all or a portion of its payment obligations of this Section 4(a) through the purchase of insurance.

               (b) Termination for Cause. The Term may be terminated by the Company upon notice (as set forth in this Section 4(b)) to the Executive upon the occurrence of any event constituting "Cause" as defined below. If the Term is terminated by the Company for Cause, the Company will pay the Executive an aggregate amount equal to the Executive's accrued and unpaid Base Salary and vacation pay through the date of such termination. For purposes of this Agreement, "Cause" shall mean the Executive's: (i) willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4(b)(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) any willful and intentional act of the Executive involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty relating to the Company; or (iii) the Executive's conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved or any felony or misdemeanor involving misappropriation of Company property.

         Termination of the Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of the majority of the Board that the Executive has engaged in conduct constituting Cause and with respect to any termination based upon conduct described in clause (i) above, that the Executive failed to cure such conduct during the thirty-day period following the date on which the Company gave written notice of the conduct referred to in such clause (i). For purposes of this Agreement, no such purported termination of the Executive's employment shall be effective without such Notice of Termination.

               (c) Termination by the Executive without Good Reason. If the Term is terminated by the Executive other than because of death, Disability or for Good Reason (as such term is defined in Section 4(d) hereof), the Company shall pay to the Executive an aggregate amount equal to the Executive's accrued and unpaid Base Salary and vacation through the date of such termination.

               (d) Termination By the Company without Cause other than on account of death or Disability or by the Executive for Good Reason. If the Term is terminated by the Company without Cause (other than by reason of death or Disability), or if the Executive terminates the Term for Good Reason (as defined below), (i) the Company shall pay to the Executive a lump sum payment equal to the sum of one times (A) the Executive's Base Salary at the rate in effect on the date of such termination, (B) an amount equal to the Executive's Annual Bonus paid pursuant to the Bonus Plan for the fiscal year preceding such termination and (C) any accrued, but unpaid vacation through the date of such termination; (ii) Awards made to the Executive pursuant to the Company's stock option plan and Phantom Equity Plan shall vest as if the Executive remained employed with the Company through the next applicable vesting date immediately following such termination; and (iii) the Company shall continue in effect the Executive's health benefits at the Company's expense until the earlier of: (A) one year following such termination or (B) the date on which the Executive obtains comparable or superior health coverage from a subsequent employer.

         For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the prior written consent of the Executive: (I) assignment of the Executive of duties materially inconsistent with the Executive's position as described in Section 2(a) hereof, (II) any material diminution in the Executive's duties or responsibilities, other than in connection with the termination of the Executive's employment for Cause, Disability or as a result of the Executive's death or by the Executive other than for Good Reason, (III) the material breach by the Company of this Agreement, or (IV) the provision by the Company of a Non-Renewal Notice pursuant to Section 1 hereof; provided, however, that Good Reason shall not exist (x) pursuant to clause (III) unless the Executive gives the Company written notice that the specified conduct or breach has occurred and the Company fails to cure the conduct or breach within thirty (30) days of receipt of such notice and (y) under the circumstances and conditions described in Exhibit B annexed hereto.

               (e) Termination By the Company without Cause other than on account of death or Disability or by the Executive for Good Reason following a Change in Control. If the Term is terminated by the Company without Cause (other than by reason of death or Disability), or if the Executive terminates the Term for Good Reason (as defined below) within one year following a "Change in Control" (as defined below), the Company shall pay to the Executive in a lump sum an amount equal to (i) 1.5 times the Executive's Base Salary at the rate in effect on the date of such termination, (ii) any earned but unpaid Annual Bonus and (iii) any accrued, but unpaid vacation through the date of such termination. In addition, Awards made to the Executive under the Company's stock option plan and Phantom Equity Plan shall vest as if the Executive remained employed with the Company through the next applicable vesting date immediately following such termination. In addition, the Company shall continue in effect the Executive's health benefits at the Company's expense until the earlier of: (A) 18 months following such termination or (B) the date on which the Executive obtains comparable or superior health coverage from a subsequent employer.

               Solely for purposes of this Agreement, the term "Change in Control" shall mean the first to occur of the consummation by the Company of (i) a merger or consolidation involving the Company in which Oak Hill Capital Partners, L.P. and/or its affiliates do not as a result of such merger or consolidation own, directly or indirectly, more than thirty five percent (35%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger of consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

               (f) Mitigation. Under no circumstances shall the Executive, upon termination of his employment hereunder, be required to seek alternative employment and, in the event the Executive does secure other employment, no other compensation or other benefits (other than with respect to the continuation of health benefits described in Section 4(d)) received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Section 4.

         5.    Confidential Information.

               The Executive acknowledges that the Company and its subsidiaries or affiliated ventures ("Company Affiliates") own and have developed and compiled, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services hereunder, Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term and thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of Company Affiliates.

               As used herein, the term "Confidential Information" means any trade secrets, confidential or proprietary information, or other knowledge, information, documents or materials, owned, developed or possessed by Company Affiliate pertaining to its businesses, the confidentiality of which the Company Affiliate takes reasonable measures to protect, including, but not limited to, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to disclosure to the Executive,
(ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto, (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company's sole expense, in seeking a protective order or other appropriate protection of such information) or (v) known to the Executive prior to his employment with the Company.

         6.    Nonsolicitation and Noncompetition.

               (a) The Executive recognizes and acknowledges that the services to be performed by him hereunder are special, unique and extraordinary and the Executive further acknowledges and recognizes the highly competitive nature of the business of the Company. The Executive understands that the provisions of this Section 6 may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in such provisions. In consideration thereof and in light of the Executive's education, skills and liabilities, the Executive agrees that the Executive will not assert in any forum that such provisions prevent the Executive from earning a living or otherwise are void or unenforceable or should be held unenforceable.

               (b) Accordingly, the Executive agrees that during the Term and for a period of twelve (12) months following termination of employment (the "Restrictive Period"), the Executive will not (i) directly or indirectly (A) solicit or encourage any employee of the Company to leave the employment of the Company or (B) hire any such employee who has left the employment of the Company within one year after termination of such employee's employment with the Company and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

               (c) During the Term and the Restricted Period, the Executive will not, directly or indirectly, as an officer, director, stockholder, partner, member, associate, employee, consultant, owner, agent, director, co-venturer or otherwise, become or be financially interested in or be associated with any other person or entity, in any state in the United States in which the Company has operations at the date of his termination of employment, in a "Competitive Business" with that of the Company at such time. For purposes of the Agreement, a Competitive Business shall mean any business which derives 25% or more of its revenue directly or indirectly from skiing, other winter recreation resorts, winter recreation real estate development and related activities which involve skiing and winter recreation resorts as its primary business. The Executive's ownership of shares in the Company and the ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not in any event be deemed to be a violation of the provisions of this Section 6.

               (d) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.



         7.    Specific Performance.

               (a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company would sustain irreparable harm in the event of a violation by the Executive of Section 5 or 6 of this Agreement. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

               (b) If any of the restrictions on activities of the Executive contained in Section 6 hereof shall for any reason be held by a court of competent jurisdiction to be excessively broad, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent comparable with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

         8. Withholding. The parties agree that all payments to be made to the Executive by the Company pursuant to this Agreement shall be subject to all applicable withholding obligations of the Company.

         9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four
(4) days after being mailed if sent by registered or certified mail, postage pre-paid, or by one (1) day after delivery if sent by air courier (for next-day delivery) with evidence or receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed as follows: (i) if to the Executive, to the address of the Executive on file with the personnel records of the Company; (ii) if to the Company, at the principal executive offices of the Company, to the attention of the General Counsel of the Company; or (iii) to any other address of which such party may have given notice to the other parties in the manner specified above.

         10.   Miscellaneous.

               (a) This Agreement is a personal contract calling for the provisions of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of its respective successors and assigns.

               (b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to conflict of laws principles.

               (c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Salt Lake City, Utah by a single neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the Executive of Section 6 or 7 hereof, in which case the Company shall be entitled to seek injunction relief from a court of competent jurisdiction without the requirement to seek arbitration.

               (d) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

               (e) The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

               (f) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof (other than any Stock Option Agreement entered into by and between the Executive and the Company, the Phantom Equity Award Agreement entered into by and between the Executive and the Company and the side letter attached hereto as Exhibit A) and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, all of which shall be terminated on the Commencement Date. In addition, that parties hereto hereby waive all rights such party may have under all other prior agreements and hereto hereby waive all rights such party may have under all other prior agreements and undertakings, both written and oral, among the parties hereto, or among the Executive, with respect to the subject matter hereof.

                                   * * * * * *

                                          EXECUTIVE


                                          /s/William J. Fair
                                          -------------------------------------
                                             William J. Fair



                                          AMERICAN SKIING COMPANY



                                          /s/Edward V. Dardani, Jr.
                                          -------------------------------------
                                          By: Edward V. Dardani, Jr., a member
                                              of the Compensation Committee of
                                              the Board of Directors

                                    EXHIBIT A




March 16, 2005

Mr. William J. Fair
Chief Executive Officer
PO Box 4552
136 Heber Avenue, Number 303
Park City, Utah 84060

Dear BJ:

                  This letter confirms that, as of the date hereof, any award granted to you under the Equity Plan referenced in Section 3(d) of your Employment Agreement with the Company is 75% vested and will be 100% vested on April 1, 2005. Furthermore, this letter confirms that, if your employment is terminated pursuant to Sections 4(b) or (c) of your Employment Agreement, your entitlement to exercise and/or continue to hold (i) options to purchase the Common Stock of the Company or (ii) any awards under the Equity Plan previously granted to you shall be as set forth in the respective plans under which such awards were made.

                                              Sincerely,




                                              Edward V. Dardani, Jr.